Exhibit 10.31

Southcross Energy Partners GP, LLC
Non-Employee Director Compensation Arrangement
As revised by the Board of Directors on December 15, 2016
Beginning January 1, 2017
Directors of Southcross Energy Partners GP, LLC who are not officers, employees or paid consultants are entitled to be paid the following (pro-rated for time served):

i.	An annual retainer of $65,000, to be paid quarterly in February, April, July and October;

ii.	An annual retainer of $15,000 for the Chairperson of the Audit Committee, to be paid quarterly in February, April, July and October;

iii.	An annual retainer of $5,000 for the Chairperson of the Compensation Committee, to be paid quarterly in February, April, July and October;

iv.	An annual retainer of $7,500 for the Chairperson of the Conflicts Committee, to be paid quarterly in February, April, July and October;

v.
An annual retainer of $5,000 for each Independent Director for each committee in which they are a member (in addition to any fees they receive as a Chairperson), to be paid quarterly in February, April, July and October; and

vi.	$75,000 in cash in lieu of an equity grant.